Exhibit 99.1

Citadel Broadcasting Corporation Reports 2004 Third Quarter Results And The Board of Directors Authorizes An Additional $300 million Stock Buyback

•	Third Quarter Net Revenue Up 11%
•	Third Quarter Station Operating Income Up 11%
•	Third Quarter Operating Income Up 79%
•	Third Quarter Free Cash Flow Up 36%
•	Company Completes a $600 Million Revolving Loan Facility
•	Company Settles Dispute with National Rep Firm

Las Vegas, Nevada, November 3, 2004 - Citadel Broadcasting Corporation (NYSE:CDL) today reported its results for the third quarter of 2004.

September 30, 2004 - Third Quarter Results

Net revenues in the third quarter of 2004 were a record $107.5 million compared with $96.7 million in the third quarter of 2003, an increase of $10.8 million, or 11.2%. The increase in revenues was due to higher revenues at the Company’s existing stations as well as the acquisitions completed in 2003 and 2004. Excluding the effect of the stations acquired in 2003 and 2004, same station net revenues for the third quarter of 2004 were up approximately 3% compared to the same period in 2003.

Operating income for the third quarter of 2004 was $6.1 million compared to $3.4 million in the corresponding 2003 period, an increase of $2.7 million, or 79.4%. The third quarter operating income for 2004 reflects a non-cash charge of approximately $16.4 million primarily due to the Company’s settlement with its previous national rep firm. Under the terms of the settlement, the Company’s new rep firm (Katz) settled the Company’s obligations under the settlement agreement with the prior rep firm and entered into a new long term contract with the Company. Excluding this non-cash charge, the Company’s operating income for the third quarter of 2004 would have been approximately $22.5 million, an increase of $19.1 million over 2003. The increase in operating income for the third quarter of 2004 was primarily due to higher revenues and decreases in depreciation and amortization expense and non-cash stock compensation expense, partially offset by higher station operating expenses. Operating income includes depreciation and amortization expense of $22.0 million and $35.0 million and non-cash stock compensation expense of $0.9 million and $2.2 million for the three months ended September 30, 2004 and 2003, respectively.

Station operating income (as detailed in the attached table is generally defined as operating income plus depreciation and amortization, local marketing agreement fees, corporate general and administrative expenses, other, net, and other non-cash expenses) was a record $48.3 million for the third quarter of 2004 compared to $43.6 million for the third quarter of 2003, an increase of $4.7 million, or 10.8%. On a same station basis, as defined above, station operating income was up approximately 7% over the same period in 2003. Same station operating income after corporate general and administrative expenses was up approximately 6%.

Income tax benefit for the quarter ended September 30, 2004 was $90.6 million (substantially all non-cash) compared to income tax expense of $7.3 million (substantially all non-cash) for the quarter ended September 30, 2003. The income tax benefit for the quarter ended September 30, 2004 was primarily due to the recognition of the Company’s net operating loss carry-forward for income tax purposes. The income tax expense for the three months ended September 30, 2003 was primarily due to the amortization of indefinite lived intangibles for income tax purposes, for which no benefit can be recognized in the financial statements until the assets are disposed of.

Net income (loss) per diluted share for the quarter ended September 30, 2004 increased $0.82 as the Company reported net income for the quarter of $90.1 million or $0.62 per diluted share as compared to a net loss of $23.2 million or $(0.20) per diluted share for the same period in 2003. The increase in net income over the prior period is primarily due to the income tax benefit/expense discussed above.

The diluted shares outstanding for the quarter ended September 30, 2004 include stock options and approximately 12.9 million shares related to the Company’s convertible notes, as the computation of diluted shares assumes the notes are converted into shares as of the beginning of the period. For the three months ended September 30, 2003, basic shares outstanding of approximately 113.9 million are equal to diluted shares outstanding as any increase in shares due to outstanding stock options would be anti-dilutive due to the net loss for the quarter.

Free cash flow (as detailed in the attached table is generally defined as operating income (i) plus depreciation and amortization, other, net, and other non-cash expenses (ii) less net interest expense (excluding amortization of debt issuance costs), capital expenditures and cash taxes) was $38.2 million for the three months ended September 30, 2004 compared to $28.2 million for the three months ended September 30, 2003, an increase of $10.0 million, or 35.5%.

Farid Suleman, Chairman and Chief Executive Officer of Citadel Broadcasting Corporation, commented: “The Company has continued to deliver record operating results on both a reported basis and same station basis in spite of a challenging environment.” Mr. Suleman added that “the Company has been utilizing its significant free cash flow and availability under its credit facility to repurchase Company shares under the $100 million stock buy back program. As of November 2, 2004, the Company has repurchased approximately 6.0 million shares for a total of approximately $82.8 million. While we are fully committed to investing in our business and making strategic acquisitions, we also intend to increase shareholder value by investing in our stock.”

Net interest expense decreased to $3.7 million for the quarter ended September 30, 2004 from $11.1 million for the quarter ended September 30, 2003, a decrease of 66.7%. The decrease in net interest expense was primarily due to the repayment of $500.0 million of 6% subordinated notes on February 18, 2004, partially offset by the concurrent issuance of $330.0 million of 1.875% convertible notes. The $500.0 million of 6% subordinated notes were repaid with proceeds from the Company’s concurrent offering of its common stock and the issuance of the convertible notes completed in February of 2004.

The Company also wrote-off $3.0 million of deferred financing costs in the quarter ended September 30, 2004 due to the Company’s repayment of its previous senior credit facility with borrowings under its new senior credit facility. The new senior facility was completed in August 2004 and provides for $600 million in revolving loans through January 15, 2010. For the quarter ended September 30, 2003, the Company wrote-off $8.2 million of deferred financing costs as a result of the repayment of senior debt from proceeds of the Company’s initial public offering of its common stock on August 1, 2003.

Depreciation and amortization expense decreased to $22.0 million for the quarter ended September 30, 2004 from $35.0 million for the same period in 2003, a decrease of 37.1%. The decrease is due to a reduction in amortization expense primarily related to the Company’s Advertiser Base asset. Amortization expense for the quarter ended September 30, 2004 and 2003 includes approximately $16.0 million and $28.7 million, respectively, of expense related to the Company’s Advertiser Base asset. Amortization of the Advertiser Base should be substantially completed in the fourth quarter of 2004 and is estimated at $10.8 million.

September 30, 2004 - Year to Date Results

Net revenues for the nine months ended September 30, 2004 were a record $301.7 million compared with $269.3 million for the nine months ended September 30, 2003, an increase of $32.4 million, or 12.0%. The increase in revenues was due to higher revenues at the Company’s existing stations as well as the acquisitions completed in 2003 and 2004. Excluding the effect of the stations acquired in 2003 and 2004, same station net revenues for 2004 were up approximately 4% compared to the same period in 2003.

Operating income was $14.6 million for the nine months ended September 30, 2004 compared to a loss of $8.9 million for the nine months ended September 30, 2003, an increase of $23.5 million. Operating income for the nine months ended September 30, 2004 reflects a non-cash charge of approximately $16.4 million primarily due to the Company’s settlement with its previous national rep firm, as discussed above. Excluding this non-cash charge, the Company’s operating income for the nine months ended September 30, 2004 would have been approximately $31.0 million, an increase of $39.9 million over 2003. The increase in operating income for the nine months ended September 30, 2004 was primarily due to higher revenues and decreases in depreciation and amortization expense and non-cash stock compensation expense, partially offset by higher station operating expenses. Operating income includes depreciation and amortization expense of $84.4 million and $105.8 million and non-cash stock compensation expense of $3.5 million and $8.2 million for the nine months ended September 30, 2004 and 2003, respectively.

Station operating income (as previously defined) was a record $128.1 million for the nine-month period ended September 30, 2004 compared to $114.1 million for the same period in 2003, an increase of $14.0 million, or 12.3%. On a same station basis, as defined above, station operating income was up approximately 7% over the same period in 2003. Same station operating income after corporate general and administrative expenses was up approximately 6%.

Income tax benefit for the nine months ended September 30, 2004 was $73.2 million (substantially all non-cash) compared to income tax expense of $20.2 million (substantially all non-cash) for the nine months ended September 30, 2003. The income tax benefit for the nine months ended September 30, 2004 was primarily due to the recognition of the Company’s net operating loss carry-forward for income tax purposes. The income tax expense for the nine months ended September 30, 2003 was primarily due to the amortization of indefinite lived intangibles for income tax purposes, for which no benefit can be recognized in the financial statements until the assets are disposed of.

Net income (loss) per diluted share for the nine months ended September 30, 2004 increased $1.18 as the Company reported net income for the nine months of $60.8 million or $0.44 per diluted share as compared to a net loss of $76.0 million or $(0.74) per diluted share for the same period in 2003. The increase in net income over the prior period was primarily due to the income tax benefit/expense discussed above and the reduction in depreciation and amortization expense of approximately $21.4 million.

The diluted shares outstanding for the nine months ended September 30, 2004 include stock options and approximately 10.7 million shares related to the Company’s convertible notes, as the computation of diluted shares assumes the notes are converted into shares as of the date the convertible notes were issued. For the nine months ended September 30, 2003, basic shares outstanding of approximately 102.1 million are equal to diluted shares outstanding as any increase in shares due to outstanding stock options would be anti-dilutive due to the net loss for the nine months ended September 30, 2003.

Free cash flow (as previously defined) was $97.1 million for the nine months ended September 30, 2004 compared to $63.1 million for the nine months ended September 30, 2003, an increase of $34.0 million, or 53.9%.

Net interest expense decreased $25.4 million, or 65.5%, to $13.4 million for the nine months ended September 30, 2004 from $38.8 million for the same period in 2003. The decrease in net interest expense was primarily due to a reduction in both average outstanding borrowings under the Company’s senior credit facility and lower interest rates for the nine moths ended September 30, 2004 as compared to the nine months ended September 30, 2003 and the repayment of $500.0 million of 6% subordinated notes on February 18, 2004, partially offset by the concurrent issuance of $330.0 million of 1.875% convertible notes. The $500.0 million of 6% subordinated notes were repaid with proceeds from the Company’s concurrent offering of its common stock and the issuance of the convertible notes completed in February of 2004.

For the nine months ended September 30, 2004, the Company wrote-off $3.0 million of deferred financing costs due to the Company’s repayment of its previous senior credit facility and $10.6 million of deferred financing costs as a result of the repayment of $500.0 million in senior subordinated notes. For the nine months ended September 30, 2003, the Company wrote-off $8.2 million of deferred financing costs as a result of the repayment of senior debt from proceeds of the Company’s initial public offering of its common stock on August 1, 2003.

Depreciation and amortization expense decreased to $84.4 million for the nine months ended September 30, 2004 from $105.8 million for the same period in 2003, a decrease of $21.4 million, or 20.2%. The decrease is due to a reduction in amortization expense primarily related to the Company’s Advertiser Base asset. Amortization expense for the nine months ended September 30, 2004 and 2003 includes approximately $64.9 million and $86.4 million, respectively, of expense related to the Company’s Advertiser Base asset.

For the twelve months ended September 30, 2004, station operating income was approximately $173.6 million.

Outlook for 2004

While the economic environment continues to make it difficult to predict future results, the Company estimates that for the fourth quarter of 2004, the Company’s same station revenue and same station operating income growth rates will be comparable to the third quarter.

Citadel Broadcasting Corporation is a radio broadcaster focused primarily on acquiring, developing and operating radio stations throughout the United States. The Company owns and operates 155 FM and 58 AM radio stations in 46 markets located in 24 states across the country. For more information visit www.citadelbroadcasting.com.

Forward-Looking Statements

This news release contains both historical and forward-looking statements. All statements, other than statements of historical fact are, or may be deemed to be, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities and Exchange Act of 1934. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results or performance of the Company to be materially different from any future results or performance expressed or implied by such forward-looking statements. Various risks that could cause future results to differ from those expressed by the forward-looking statements included in this release include, but are not limited to: changes in economic conditions in the U.S.; fluctuations in interest rates; changes in industry conditions; changes in operating performance; shifts in population and other demographics; changes in the level of competition for advertising dollars; technological changes and innovations; changes in governmental regulations and policies and actions of regulatory bodies; changes in tax rates; and changes in capital expenditure requirements. Other key risks are described in the Company’s reports filed with the U.S. Securities and Exchange Commission. The Company assumes no obligation to publicly update or revise any forward-looking statements.

CITADEL BROADCASTING CORPORATION
Condensed Consolidated Financial Data
(Amounts in Thousands, except per share data)
(Unaudited)
	Three Months Ended September 30,		Nine Months Ended September 30,
Condensed Statements of Operations	2004	2003	2004	2003

Net Revenues	$107,524	$96,707	$301,726	$269,308

Cost of Revenues	29,584	24,901	83,500	72,071
Selling, General and Administrative	29,617	28,171	90,103	83,133
Corporate General and Administrative	3,094	2,456	8,629	7,399
Non-Cash Stock Compensation	863	2,158	3,463	8,181
Local Marketing Agreement Fees	516	601	1,539	1,582
Depreciation and Amortization	22,044	34,959	84,408	105,770
Non-cash Charge Related to Contract Obligations	16,449	-	16,449	-
Other, Net	(781)	31	(953)	67
Operating Income (Loss)	6,138	3,430	14,588	(8,895)

Non-Operating Expenses:
Net Interest Expense (Including Amortization of Debt Issuance Costs
of $482 and $666 for the Three Months Ended September 30, 2004
and 2003, Respectively, and $1,517 and $2,495 for the Nine
Months Ended September 30, 2004 and 2003, Respectively)	3,688	11,091	13,406	38,750
Write-off of Deferred Financing Costs Due to Extinguishment of Debt	2,966	8,154	13,615	8,154
Total Non-Operating Expenses	6,654	19,245	27,021	46,904

Loss before Income Taxes	(516)	(15,815)	(12,433)	(55,799)

Income Tax (Benefit)/Expense	(90,582)	7,338	(73,246)	20,151

Net Income (Loss)	$90,066	$(23,153)	$60,813	$(75,950)

Basic Net Income (Loss) Per Common Share	$0.69	$(0.20)	$0.47	$(0.74)
Diluted Net Income (Loss) Per Common Share	$0.62	$(0.20)	$0.44	$(0.74)

Weighted Average Common Shares Outstanding:
Basic	130,672	113,889	130,202	102,118
Diluted	146,473	113,889	143,758	102,118

	September 30, 2004	December 31, 2003
	(Unaudited)
	(Amounts in Thousands)
Selected Balance Sheet Data:
Cash and Cash Equivalents	$3,391	$3,467
Working Capital	55,932	52,181
Total Assets	2,315,496	2,249,333
Senior Debt (Including Current Portion)	284,000	168,111
Subordinated Debt	-	500,000
Convertible Subordinated Notes	330,000	-
Total Shareholders' Equity	1,410,681	1,232,444

CITADEL BROADCASTING CORPORATION AND SUBSIDIARIES
SUPPLEMENTAL DISCLOSURES REGARDING NON-GAAP FINANCIAL INFORMATION
(Unaudited; Amounts in thousands)

The following tables set forth Station Operating Income for the three and nine months ended September 30, 2004 and 2003. Station Operating Income is defined as net income (loss) adjusted to exclude the following line items presented in the Statement of Operations: income tax expense/(benefit), write off of deferred financing costs, net interest expense, other, net, non-cash charge related to contract obligations, depreciation and amortization, local marketing agreement fees, non-cash stock compensation and corporate general and administrative expenses.

Station Operating Income, among other things, is used by the Company’s management to evaluate the Company’s operating performance, to value prospective acquisitions, as the basis of incentive compensation targets for certain management personnel, and this measure is among the primary measures used by management for the planning and forecasting of future periods. The Company believes the presentation of this measure is relevant and useful for investors because it allows investors to view performance in a manner similar to the method used by the Company’s management, helps improve their ability to understand the Company’s operating performance and makes it easier to compare the Company’s results with other companies that have different financing and capital structures or tax rates. In addition, this measure is also among the primary measures used externally by the Company’s investors, analysts and peers in its industry for purposes of valuation and comparing the operating performance of the Company to other companies in its industry.

Since Station Operating Income is not a measure of performance calculated in accordance with GAAP, it should not be considered in isolation of, or as a substitute for, operating income or loss, net income or loss, cash flows provided by operating, investing and financing activities, or other income or cash flow statement data prepared in accordance with GAAP. Station Operating Income, as the Company calculates it, may not be comparable to similarly titled measures employed by other companies. In addition, this measure does not necessarily represent funds available for discretionary use, and is not necessarily a measure of the Company’s ability to fund its cash needs. As Station Operating Income excludes certain financial information compared with net income (loss), the most directly comparable GAAP financial measure, users of this financial information should consider the types of events and transactions that are excluded. As required by the SEC, the Company provides below a reconciliation of Station Operating Income to net income (loss), the most directly comparable amount reported under GAAP.

CITADEL BROADCASTING CORPORATION AND SUBSIDIARIES
SUPPLEMENTAL DISCLOSURES REGARDING NON-GAAP FINANCIAL INFORMATION
(Unaudited; Amounts in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003

Station Operating Income	$48,323	$43,635	$128,123	$114,104
Corporate General and Administrative	3,094	2,456	8,629	7,399
Non-Cash Stock Compensation	863	2,158	3,463	8,181
Local Marketing Agreement Fees	516	601	1,539	1,582
Other, Net	(781)	31	(953)	67
Non-Cash Charge Related to Contract Obligations	16,449	-	16,449	-
Operating Income Before Depreciation and Amortization	28,182	38,389	98,996	96,875
Depreciation and Amortization	22,044	34,959	84,408	105,770
Operating Income (Loss)	6,138	3,430	14,588	(8,895)
Net Interest Expense	3,688	11,091	13,406	38,750
Write-off of Deferred Financing Costs Due to Extinguishment of Debt	2,966	8,154	13,615	8,154
Income/(Loss) before Income Taxes	(516)	(15,815)	(12,433)	(55,799)
Income Tax (Benefit)/Expense	(90,582)	7,338	(73,246)	20,151
Net Income/(Loss)	$90,066	$(23,153)	$60,813	$(75,950)

OTHER FINANCIAL DATA

	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003
Same Station Computations:
Net Revenues - Reconciliation of Same Station Net Revenues to GAAP:
Net Revenues as Reported	$107,524	$96,707	$301,726	$269,308
Adjustments for Radio Station Acquisitions and Divestitures	(9,627)	(1,843)	(33,860)	(12,643)
Same Station Net Revenues	$97,897	$94,864	$267,866	$256,665

Station Operating Income - Same Station:
Station Operating Income	$48,323	$43,635	$128,123	$114,104
Adjustments for Radio Station Acquisitions and Divestitures	(2,959)	(1,275)	(11,472)	(5,166)
Same Station Operating Income	$45,364	$42,360	$116,651	$108,938

Free cash flow is defined as operating income (loss) (i) plus depreciation, amortization, non-cash charge related to contract obligations, non-cash stock compensation expense and other, net (ii) less net interest expense (excluding amortization of debt issuance costs), capital expenditures and cash taxes. The Company uses free cash flow, among other measures, to evaluate its operating performance. Management believes free cash flow provides investors with an important perspective on the cash available to service debt, make strategic acquisitions and investments, maintain capital assets and fund ongoing operations and working capital needs. The Company believes the presentation of free cash flow is relevant and useful for investors because it allows investors to view performance in a manner similar to the method used by management.

CITADEL BROADCASTING CORPORATION AND SUBSIDIARIES
SUPPLEMENTAL DISCLOSURES REGARDING NON-GAAP FINANCIAL INFORMATION
(Unaudited; Amounts in thousands)

In addition, free cash flow is also a primary measure used externally by the Company’s investors, analysts and peers in its industry for purposes of valuation and comparing the operating performance of the Company to other companies in its industry.

As free cash flow is not a measure of performance calculated in accordance with GAAP, it should not be considered in isolation of, or as a substitute for, operating income or loss, net income or loss, cash flows provided by operating, investing and financing activities, or other income or cash flow statement data prepared in accordance with GAAP. Free cash flow, as the Company calculates it, may not be comparable to similarly titled measures employed by other companies. In addition, free cash flow does not necessarily represent funds available for discretionary use, and is not necessarily a measure of the Company’s ability to fund its cash needs. Free cash flow, as defined by the Company, excludes certain financial information when compared with operating income or loss, the most directly comparable GAAP financial measure, and users of this financial information should consider the types of events and transactions that are excluded. As required by the SEC, the Company provides below a reconciliation of free cash flow to operating income or loss, the most directly comparable amount reported under GAAP.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003

Operating Income/ (Loss)	$6,138	$3,430	$14,588	$(8,895)
Plus (Minus)
Depreciation and Amortization	22,044	34,959	84,408	105,770
Non-Cash Charge Related to Contract Obligations	16,449	-	16,449	-
Non-Cash Stock Compensation	863	2,158	3,463	8,181
Other, Net	(781)	31	(953)	67
Interest Expense, Net	(3,688)	(11,091)	(13,406)	(38,750)
Amortization of Debt Issuance Costs	482	666	1,517	2,495
Capital Expenditures	(2,686)	(1,535)	(6,981)	(4,697)
Cash Taxes	(619)	(400)	(1,956)	(1,030)
Free Cash Flow	$38,202	$28,218	$97,129	$63,141

CITADEL BROADCASTING CORPORATION AND SUBSIDIARIES
SUPPLEMENTAL DISCLOSURES REGARDING NON-GAAP FINANCIAL INFORMATION
(Unaudited; Amounts in thousands)

The following table reconciles station operating income for the twelve months ended September 30, 2004, a non-GAAP financial measure, to net loss for the twelve months ended September 30, 2004, from the Company’s financial statements presented in accordance with GAAP.

Twelve Months Ended September 30, 2004
Station Operating Income	$173,606
Corporate general and administrative	11,324
Non-Cash Stock Compensation	5,621
Other, net	(967)
Non-Cash Charge Related to Contract Obligations	16,449
Local Marketing Agreement Fees	2,362
Operating Income Before Depreciation and Amortization	138,817
Depreciation and Amortization	119,297
Operating Income	19,520
Net Interest Expense	22,910
Write off of Deferred Financing Costs due to Extinguishment of Debt	14,806
Loss before Income Taxes	(18,196)
Income Tax Benefit	(65,389)
Net Income	$47,193

Contact: Citadel Broadcasting Corporation
        Randy Taylor 702/804-5200